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                                                                   Exhibit 8.1


                 [Cleary, Gottlieb, Steen & Hamilton letterhead]













Direct Dial:  (212) 225-2720

                                   May 2, 2002

Synopsys, Inc.

700 East Middlefield Road

Mountain View, CA 94043



Ladies and Gentlemen:

                  We have acted as counsel to Synopsys, Inc., a Delaware corporation ("Parent"), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of December 3, 2001 (the "Agreement") by and among Parent, Maple Forest Acquisition L.L.C., a Delaware limited liability company and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Avant! Corporation, a Delaware corporation (the "Company"). At your request, in connection with the filing of the Registration Statement on Form S-4, as amended through the date hereof, with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion with regard to certain United States federal income tax consequences of the Merger. All capitalized items used but not defined herein shall have the same meanings as in the Agreement.

                  In arriving at the opinions expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals, or copies certified or otherwise identified to our satisfaction, of: the Agreement, the Registration Statement and the Proxy Statement/Prospectus included therein filed with the Securities and Exchange Commission by Parent and the Company respectively on the date hereof in connection with the Merger (together, the "Proxy Statement"), certificates and representations of officers and representatives of Parent, Merger Sub and the Company.

                  Without limiting the generality of the foregoing, in arriving at the opinions expressed below, we have also examined and relied on, without independent verification of the statements contained therein, letters from each of Parent, Merger Sub and the Company

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Synopsys, p.2

regarding certain tax matters, and we have assumed the accuracy of the representations and statements made in each of the foregoing. We have also assumed that such representations and statements will be true and accurate as of the Effective Time of the Merger.

                  In arriving at the opinions expressed below, we have assumed, without making any independent investigation, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that the transactions will be consummated in accordance with these documents and that the parties will act in accordance with these documents.

                  The opinions expressed below are based on the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, rulings and decisions, in each case as in effect on the date hereof, and may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof.

                  We express no opinion herein other than as to the federal income tax laws of the United States. We express no opinion regarding the U.S. federal income tax consequences of the Merger to any stockholder of the Company who is a nonresident alien individual or foreign corporation.

         Based on and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Parent and the Company will be a party to a reorganization within the meaning of Section 368(b) of the Code. Based on this conclusion, the following additional material U.S. federal income tax consequences will result from the Merger:

o A stockholder of the Company will not recognize any income, gain or loss as a result of the receipt of Parent common shares in exchange for the Company common shares pursuant to the Merger, except with respect to cash received in lieu of a fractional Parent common share;

o The aggregate tax basis to a Company stockholder of the Parent common shares received in exchange for the Company common shares pursuant to the Merger will equal such Company stockholder's aggregate tax basis in the Company common shares surrendered in exchange therefor, reduced by the tax basis allocable to any fractional share interest in Parent common shares for which cash is received;

o The holding period of a Company stockholder for the Parent common shares received pursuant to the Merger will include the holding period of the Company common shares surrendered in exchange therefor;

o A stockholder of the Company who receives cash in lieu of a fractional Parent common share pursuant to the Merger will be treated as having received such cash in exchange for such fractional share and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the Company common shares allocable to such fractional share; and
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Synopsys, p.3

o No income, gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger.

                  We hereby consent to the use of our name and the making of statements with respect to us in the Proxy Statement under the heading "Material U.S. Federal Income Tax Consequences of the Merger." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        CLEARY, GOTTLIEB, STEEN & HAMILTON


                                        By:     /s/ Sheldon H. Alster
                                           -------------------------------------
                                                    Sheldon H. Alster, a Partner